EXHIBIT 10.5

TRUST UNDER FIRST CALIFORNIA BANCSHARES

DEFERRED COMPENSATION PLAN

This Agreement by and between First California Bancshares (“Bancshares”) and Borel Private Bank & Trust Company as Trustee (the “Trustee”);

WHEREAS, Bancshares has entered into a Supplemental Executive Retirement Plan containing provisions for payment of deferred compensation (the “Plan”);

WHEREAS, Bancshares has incurred or expects to incur liability under the terms of the Plan with respect to Ronald W. Bachli (together with his designated beneficiaries, the “Participant”) in such Plan;

WHEREAS, Bancshares wishes to establish a trust (hereinafter called “Trust”) and to contribute to the Trust assets that shall be held therein, subject to the claims of Bancshares’ creditors in the event of Bancshares’ Insolvency, as herein defined, until paid to the Participant in such manner and at such times as specified in the Plan;

WHEREAS, it is the intention of the parties that the Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a member of a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974;

WHEREAS, it is the intention of Bancshares to contribute to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan;

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

Section 1. Establishment of Trust.

(a) Bancshares hereby deposits with the Trustee $                , which shall become the principal of the Trust to be held, invested, administered and disposed of by Trustee as provided in this agreement (the “Trust Agreement”).

(b) The Trust hereby established shall be irrevocable.

(c) The Trust is intended to be a grantor trust, of which Bancshares is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed accordingly.

(d) The initial principal of the Trust, and any gains, losses, or earnings thereon, shall be held separate and apart from other funds of Bancshares and shall be used exclusively for the uses and purposes of the Participant and Bancshares’ general creditors as herein set forth. The Participant shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and the

Trust Agreement shall be mere unsecured contractual rights of the Participant against Bancshares. Any assets held by the Trust will be subject to the claims of Bancshares’ general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

(e) To meet its continuing obligations to the Participant under the Plan, if is the intention of Bancshares, in its sole discretion, at any time, or from time to time, to make additional deposits of cash or other property in trust with the Trustee to augment the principal to be held, administered and disposed of by the Trustee as provided in the Trust Agreement. Neither the Trustee nor the Participant shall have any rights under the Trust to compel such additional deposits.

Section 2. Payments to the Participant.

(a) Bancshares shall deliver to the Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable in respect of the Participant that provides a formula or other instructions acceptable to the Trustee for delivering the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts under the Plan. Except as otherwise provided herein, the Trustee shall provide for payments to the Participant in accordance with the Payment Schedule.

(b) The entitlement of the Participant to benefits under the Plan shall be determined by Bancshares or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

(c) As benefits become due under the Plan, the Trustee and Bancshares agree to use Bancshares (or Bancshares’ designated agent) as paymaster for benefits under the Plan or Bancshares may make payment of benefits directly to the Participant and seek reimbursement from the Trustee. Bancshares shall notify the Trustee if it decides to make payment of benefits directly prior to the time amounts are payable to the Participant. Accordingly, Bancshares shall make provision for the reporting and withholding of any income, payroll and other taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay (as a charge against the Trust) amounts withheld to the appropriate taxing authorities.

(d) In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, Bancshares shall make the balance of each such payment as it falls due. The Trustee shall notify Bancshares where principal and earnings are not sufficient to make any such payment(s) as and when due.

Section 3. Trustee Responsibility Regarding Payments to the Participant When Bancshares Is Insolvent.

(a) The Trustee shall cease payment of benefits to Participant if Bancshares is Insolvent. Bancshares shall be considered “Insolvent” for purposes of the Trust Agreement if: (i) Bancshares is unable to pay its debts as they become due, or (ii) Bancshares is subject to a pending proceeding as a debtor under the United States Bankruptcy Code; or (iii) Bancshares is determined insolvent by a state or federal regulatory authority.

(b) At all times during the continuance of the Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Bancshares under federal and state law as set forth below.

(1) The Board of Directors of Bancshares shall have the duty to inform the Trustee in writing in the manner provided in Section 13 of Bancshares’ Insolvency. If a person claiming to be a creditor of Bancshares alleges in writing to the Trustee that Bancshares has become Insolvent, the Trustee shall determine whether Bancshares is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to the Participant.

(2) Unless the Trustee has actual knowledge of Bancshares’ Insolvency, or has received notice from Bancshares or a person claiming to be a creditor alleging that Bancshares is Insolvent, the Trustee shall have no duty to inquire whether Bancshares is Insolvent. The Trustee may in all events rely on such evidence concerning Bancshares’ solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning Bancshares’ solvency.

(3) If at any time the Trustee has determined that Bancshares is Insolvent, the Trustee shall discontinue payments to the Participant and shall hold the assets of the Trust for the benefit of Bancshares’ general creditors. Nothing in the Trust Agreement shall in any way diminish any rights of the Participant to pursue his rights as general creditor of Bancshares with respect to benefits due under the Plan or otherwise.

(4) The Trustee shall resume the payment of benefits to the Participant in accordance with Section 2 of the Trust Agreement only after the Trustee has determined that Bancshares is not Insolvent (or is no longer Insolvent). The Trustee may in all events rely on such evidence concerning Bancshares’ solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning Bancshares’ solvency.

(c) Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to the Participant under the Payment Schedule for the period of such discontinuance, less the aggregate amount of payments, if any, made to the Participant by Bancshares in lieu of the payments provided for hereunder during any such period of discontinuance.

Section 4. Payments to Bancshares.

Except as provided in Section 3 and Section 12(b) hereof, Bancshares shall have no right or power to direct the Trustee to return to Bancshares or to divert to others any of the

Trust assets before all payment of benefits have been made to Participant pursuant to the terms of the Plan.

Section 5. Investment Authority and Trustee Powers.

(a) The Trustee shall invest the Trust funds only as directed by Bancshares, and shall have no responsibility for the prudence or performance of any investment, or for the timing of any acquisition or disposition thereof. In particular, and without limiting the generality of the foregoing, if the Trustee is directed to invest in and/or hold any policy of life insurance, the Trustee shall have no responsibility for the selection of the carrier or the other terms and conditions of the policy, including without limitation no responsibility to determine or monitor the financial condition of the carrier or the prudence of retaining or making any additional premium payments thereon. The Trustee shall be responsible for payment of premiums thereon from the Trust funds only as and to the extent directed by Bancshares, and shall not be required to borrow from or surrender the policy except as and to the extent directed by Bancshares.

(b) Subject at all times to the foregoing Section 5(a), the Trustee may hold property in the name of a nominee without disclosure of its trust. No transfer agent, broker, bank or other person dealing with the Trustee need inquire into the Trustee’s authority to make transfers or need see to the application of property received by the Trustee. To the extent permitted by law, the requirement of giving bond by the Trustee or of giving surety on any bond shall be dispensed with.

(c) Subject at all times to the foregoing Section 5(a), the Trustee shall have the following powers exercisable without leave of court and without limiting any power otherwise given to the Trustee:

(1) Transfers. The Trustee may buy, sell or otherwise deal with marketable securities (including without limitation stocks, bonds, mutual funds, and government securities) on such terms as the Trustee deems proper; the Trustee may take any action which it deems proper regarding the sale or exchange of securities in connection with any merger or other reorganization; and the Trustee may execute instruments of conveyance in such form as the Trustee deems proper.

(2) Contracts. The Trustee may make contracts binding upon the Trust without assuming personal liability therefor.

(3) Banking and Brokerage Transactions. The Trustee may deposit funds with itself or with another bank, broker or other custodian. The Trustee may sign checks and other commercial paper and engage in banking and brokerage transactions on behalf of the Trust.

Section 6. Income and Taxes Attributable Thereto.

During the term of the Trust, all income received by the Trust, net of expenses including any taxes, shall be accumulated and reinvested. Bancshares shall be responsible for all taxes payable on such net income.

Section 7. Accounting by Trustee.

The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions.

Section 8. Responsibility of Trustee.

(a) The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Bancshares which is contemplated by the terms of the Plan or the Trust and is given in writing by Bancshares. In the event of a dispute between Bancshares and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

(b) If the Trustee undertakes or defends any litigation arising in connection with the Trust, Bancshares agrees to indemnify the Trustee against the Trustee’s costs, expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments.

(c) The Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein.

(d) Notwithstanding any powers granted to the Trustee pursuant to the Trust Agreement or under applicable law, the Trustee shall not have any power that could give Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.

Section 9. Compensation and Expenses of Trustee.

Bancshares shall pay the Trustee’s reasonable fees and expenses as set forth the fee schedule attached hereto, as such schedule may be amended from time-to-time. If not so paid, the Trustee may charge and pay from the Trust such fees and expenses.

Section 10. Resignation of the Trustee.

(a) The Trustee may resign at any time by written notice to Bancshares, which shall be effective 30 days after receipt of such notice unless Bancshares and the Trustee agree otherwise.

(b) Upon appointment of a successor Trustee as provided in Section 11 herein, all assets of the Trust shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 60 days after receipt of notice of acceptance of the successor Trustee, unless Bancshares extends the time limit.

(c) If the Trustee ceases to serve hereunder, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation under this Section

10. If no such appointment has been made, the Trustee (or if there is no Trustee, the Participant) may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee (or the Participant) in connection with the proceeding shall be paid by Bancshares.

Section 11. Appointment of Successor Trustee.

(a) Any needed successor Trustee shall be appointed by Bancshares. Any such successor Trustee shall be a bank or other financial institution having trustee powers under state law. Any successor Trustee shall become the Trustee upon the written acceptance of the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the successor Trustee to evidence the transfer.

(b) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 2 and 3 hereof. The successor Trustee shall not be responsible for, and Bancshares shall indemnify and defend the successor Trustee from, any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

Section 12. Amendment and Termination.

(a) The Trust Agreement may be amended by a written instrument executed by the Trustee and Bancshares and the Participant.

(b) Once all assets of the Trust have been expended in payments to the Participant in accordance with Section 2, to or for the benefit of general creditors of Bancshares in accordance with Section 3(b), or for the Trust expenses in accordance with Section 8 or 9, the Trust shall terminate and the Trustee shall have no further responsibility to make payments to Participant. The Trust may also be terminated by a written instrument signed by Bancshares and by the Participant (or if the Participant is no longer living, by his designated beneficiaries under the Plan). Upon termination of the Trust, the Trustee shall pay any remaining Trust assets to Bancshares. In addition, once the Plan Participant (or if the Participant is no longer living, the Participant’s beneficiary) has executed a Release that all benefits due under the Plan have been paid, then this Trust shall terminate and the Trustee shall pay any remaining Trust assets to Bancshares.

Section 13. Miscellaneous.

(a) Any provision of the Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b) Except as provided with respect to creditors of Bancshares in the event of Bancshares’ Insolvency as provided in Section 3, benefits payable to the Participant under the Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(c) The Trust Agreement shall be governed by and construed in accordance with the laws of the State of California.

(d) The obligations of Bancshares hereunder may not be assigned, provided that such obligations shall be binding on any successor-in-interest of Bancshares.

(e) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Trustee:

Borel Private Bank & Trust Company

160 Bovet Road

San Mateo, CA 94402

Attn: Trust Department

If to Bancshares:

First California Bancshares

525 J Street

Sacramento, CA 95812

Attn: Chairman of the Compensation Committee

of the Board of Directors

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three (3) days after mailing.

Section14. Effective Date

The Trust shall be effective May 14, 2003.

First California Bancshares

Date:	5/14/03	By:	/s/ ROBERT J. KUSHNER

		Title:	Chairman of the Compensation Committee of the Board of Directors

Taxpayer ID #: 94-341114

Borel Private Bank & Trust Company, Trustee

Date:	5/27/03	By:	/s/ DIANA M. SAIDIN

		Title:	DIANA M. SAIDIN Vice President & Trust Officer